EXHIBIT 107

Calculation Of Filing Fee Tables

Form S-3

(Form Type)

Neoleukin Therapeutics, Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Common stock, par value $0.000001 per share	Rule 457(c)	15,309,270(2)	$1.23(3)	$18,830,403	$0.0000927	$1,745.58
Total Offering Amounts							$1,745.58
Total Fees Previously Paid							—
Total Fee Offsets							—
Net Fee Due							$1,745.58

(1)

Represents the shares of Common Stock, $0.000001 par value per share (the “Common Stock”) of Neoleukin Therapeutics, Inc. (the “Registrant”) that will be offered for resale by the selling stockholder pursuant to the prospectus to which this exhibit is attached. Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), the shares being registered hereunder include such indeterminate number of additional shares of common stock as may be issuable as a result of stock splits, stock dividends or similar transactions with respect to the shares being registered hereunder.

(2)	Consists of an aggregate of 15,309,270 shares of the Registrant’s common stock, including 11,483,010 shares of common stock issuable upon the exercise of pre-funded warrants of the registrant.
(3)

Estimated in accordance with Rule 457(c) under the Securities Act solely for the purpose of calculating the registration fee on the basis of $1.23, the average of the high and low prices of the Common Stock as reported on The Nasdaq Global Market on May 2, 2022.